UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2009

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Federally Chartered Corporation	000-51404	35-6001443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8250 Woodfield Crossing Blvd.

Indianapolis IN 46240

(Address of Principal Executive Offices, including Zip Code)

(317) 465-0200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02.	Termination of a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2009, the Federal Home Loan Bank of Indianapolis (the “Bank”) announced the resignation of Paul J. Weaver, Senior Vice President – Chief Accounting Officer, effective February 27, 2009. The Bank, with regret, has accepted Mr. Weaver’s resignation, and Mr. Weaver plans to pursue other personal and professional opportunities. As Mr. Weaver’s resignation is voluntary, no payment will be made under the Key Employee Severance Agreement to which Mr. Weaver and the Bank are parties, and that agreement will terminate effective February 27, 2009.

Further, no payment will be made to Mr. Weaver under the Bank’s 2008 Long-Term Incentive Plan established as of January 1, 2008, in which Mr. Weaver was designated as a participant and pursuant to which Mr. Weaver and the Bank executed a Key Executive Non-Solicitation and Non-Disclosure Agreement. That agreement remains in place.

The board of directors will make a determination in 2010 as to Mr. Weaver’s eligibility for payment under the Bank’s 2009 Short-Term Incentive Plan for the two-month period of his service during 2009. Mr. Weaver will receive all compensation and benefits otherwise due him as an employee of the Bank through his last date of employment.

The Bank is commencing a search to fill the Chief Accounting Officer position, as well as evaluating the staffing and structure of the areas that reported to Mr. Weaver (accounting and information technology).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2009

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/s/ MILTON J. MILLER II
Milton J. Miller II
President – Chief Executive Officer

By:	/s/ JONATHAN R. WEST
Jonathan R. West
Senior Vice President – Administration, General Counsel and Corporate Secretary

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